UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2010

DIEDRICH COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21203	33-0086628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Executive Park, Suite 200

Irvine, California 92614

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 260-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 7, 2009, Diedrich Coffee, Inc., a Delaware corporation (the “Company”), Green Mountain Coffee Roasters, Inc., a Delaware corporation (“GMCR”), and Pebbles Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GMCR (“Acquisition Sub”), entered into the previously announced Agreement and Plan of Merger (the “Merger Agreement”).

On May 11, 2010, the Company was acquired by GMCR pursuant to the terms of the Merger Agreement, through the merger of Acquisition Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of GMCR (the “Merger”). The Merger was consummated pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote or meeting of the Company’s stockholders. In the Merger, all outstanding Shares (other than any Shares held by the Company, GMCR, Acquisition Sub or any of GMCR’s other controlled subsidiaries, or any Shares as to which appraisal rights had been perfected) were canceled and converted into the right to receive consideration equal to $35.00 per Share, net to the holder in cash, without interest thereon (the “Merger Consideration”). Holders of Shares no longer have any rights with respect to the Shares other than the right either to receive the Merger Consideration or to seek appraisal of the Shares in the manner provided by Section 262 of the DGCL.

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Company no longer fulfills the quantitative listing requirements of the NASDAQ Capital Market. Accordingly, on May 11, 2010, the Company (a) notified The NASDAQ Stock Market LLC (“NASDAQ”) of the effectiveness of the Merger and (b) requested that the Common Stock be withdrawn from listing on the NASDAQ Capital Market as of the close of business on May 11, 2010, and that NASDAQ file with the Securities and Exchange Commission (the “SEC”) a Form 25 to delist and deregister the Common Stock. The Company also will file with the SEC a Form 15 requesting that the Common Stock be deregistered and that the Company’s reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, be suspended.

The foregoing description of the Merger Agreement and the transactions contemplated by the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under Item 5.01 to this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01.	Changes in Control of Registrant.

On December 11, 2009, pursuant to the terms of the Merger Agreement, Acquisition Sub commenced the tender offer (the Offer) disclosed in the Tender Offer Statement on Schedule TO originally filed by GMCR and Acquisition Sub with the SEC on December 11, 2009, as amended (the “Schedule TO”), to purchase all of the issued and outstanding Shares, at a purchase price of $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms, and subject to the conditions, of the Offer to Purchase, dated December 11, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), copies of which are filed with the Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively.

On May 11, 2010, Acquisition Sub accepted for payment all Shares that were validly tendered and not properly withdrawn, and payment for such Shares has been made, in accordance with the terms of the Offer. Computershare Trust Company, N.A., the depositary for the Offer, advised GMCR and Acquisition Sub that approximately 5,446,334 Shares were validly tendered and not properly withdrawn pursuant to the Offer, representing approximately 95.06% of all outstanding Shares as of the Offer’s expiration date.

On May 11, 2010, GMCR and Acquisition Sub also completed the Merger, as detailed under Item 3.01 and incorporated by reference into this Item 5.01.

GMCR and Acquisition Sub paid approximately $300 million in cash consideration in the Offer and the Merger. GMCR’s and Acquisition Sub’s source of funds for the Offer and the Merger was GMCR’s available cash balances and existing credit facility, as increased by a contemporaneously completed amendment to the credit facility.

GMCR now directly beneficially owns 100% of the Company’s voting securities, pursuant to the Offer and the Merger. GMCR acquired control of the Company from the Company’s previous public stockholder base, including the Company’s previous directors, named executive officers and beneficial owners of more than 5% of the Common Stock (disclosed in the Company’s Definitive Proxy Statement on Schedule 14A, originally filed with the SEC on January 15, 2010 and amended on February 2, 2010).

GMCR facilitated the change in control affected by the Offer and the Merger by entering into stockholder agreements (each, a “Stockholder Agreement”, and collectively, the “Stockholder Agreements”), dated as of December 7, 2009, with each of Paul C. Heeschen, Timothy J. Ryan, James W. Stryker, Jeanne Ortiz, James L. Harris, James R. Phillips, Gregory D. Palmer, Sean M. McCarthy, Jack Hosier and Dana A. King, solely in their capacities as stockholders of the Company. The Stockholder Agreement with Jeanne Ortiz subsequently was terminated in connection with her discontinued employment with the Company. The Stockholder Agreements provided that each of the executing stockholders:

(a) would tender (and not withdraw) all of the Shares beneficially owned by that stockholder in the Offer, except that Mr. Heeschen’s obligation to tender was limited to 1,832,580 of the Shares beneficially owned by him, which 1,832,580 Shares represented approximately 32% of the outstanding Shares as of the date of the Stockholder Agreements; and

(b) would vote in favor of the Merger, the adoption of the Merger Agreement and the terms of, and the other actions contemplated by, the Merger Agreement, would vote against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement and would vote against any action that was intended, or that could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer or the Merger, or any of the other transactions contemplated by the Merger Agreement or the relevant Stockholder Agreement, except that Mr. Heeschen’s obligation to vote as provided above was limited to 1,832,580 of the Shares beneficially owned by him, to the extent not acquired in the Offer.

The Stockholder Agreements also contained customary representations and warranties, as well as agreements by the executing stockholders to restrictions on the transferability of their Shares and the transferability of certain voting rights. The Stockholder Agreement with Mr. Heeschen also contained an agreement by Mr. Heeschen not to exercise, or cause or permit to be exercised, any warrants owned of record or beneficially by him, unless consented to in advance by GMCR. The Stockholder Agreements were automatically terminated upon completion of the Merger.

The foregoing description of the Stockholder Agreements and the transactions contemplated by the Stockholder Agreements is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Stockholder Agreements, copies of which are filed as Exhibits 99.1 and 99.2 hereto and incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 11, 2010, in accordance with the Merger Agreement and in connection with the Merger’s consummation, each of Paul C. Heeschen, Gregory D. Palmer, J. Russell Phillips, Timothy J. Ryan and James W. Stryker resigned as Directors of the Company. Paul C. Heeschen also resigned as Executive Chairman of the Company.

On May 11, 2010, in accordance with the Merger Agreement and in connection with the Merger’s consummation, Frances G. Rathke and Howard Malovany were appointed as the Directors of the Company pursuant to an action by written consent of the Company’s sole stockholder.

On May 11, 2010, in accordance with the Merger Agreement and in connection with the Merger’s consummation, Sean M. McCarthy, James L. Harris and Dana A. King were removed as named executive officers of the Company.

On May 11, 2010, in accordance with the Merger Agreement and in connection with the Merger’s consummation, R. Scott McCreary was appointed as President of the Company and Tina Bissonette was appointed as Vice President - Finance of the Company.

Mr. McCreary is age 50 and also currently holds, and previously has held, positions with GMCR (the Company’s parent corporation). Mr. McCreary has served as President of GMCR’s Specialty Coffee Business Unit since December 2009. Mr. McCreary previously served as GMCR’s Chief Operating Officer from September 2004 through December 2009. In these positions, Mr. McCreary has been responsible for leadership of the strategic and tactical direction of GMCR’s Specialty Coffee Business Unit to achieve sustainable growth and differentiation in the marketplace and for the performance of all department functions, including Sales, Marketing, Supply Chain Operations, Human Resources, Finance, Information Technology and Research & Development.

Ms. Bissonette is age 44 and also currently holds, and previously has held, positions with GMCR (the Company’s parent corporation). Ms. Bissonette has served as Vice President of Finance for GMCR since December 2007. Ms. Bissonette previously served as Chief Financial Officer for Systems and Software, Inc., a software company that provides customer information systems and services to municipal and investor-owner utilities, from October 2005 to December 2007. Ms. Bissonette also served as Vice President Finance, Assistant Treasurer and Secretary for IDX Systems, a healthcare software technology company, from April 1999 to September 2005. In these positions, Ms. Bissonette’s responsibilities have included, among other things: oversight of company accounting practices and staff, preparation of budgets, financial reporting, contract administration and tax and audit functions.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 11, 2010, in accordance with the Merger Agreement and upon consummation of the Merger, (a) the Company’s certificate of incorporation was amended and restated in its entirety to substantially conform to the certificate of incorporation of Acquisition Sub and (b) the Company’s bylaws were amended and restated in their entirety to substantially conform to the by-laws of Acquisition Sub, each as in effect immediately prior to the consummation of the Merger (except that the name of the surviving corporation set forth in the amended and restated certificate of incorporation and the amended and restated by-laws is “Diedrich Coffee, Inc.”). A copy of the Company’s Amended and Restated Certificate of Incorporation is filed as Exhibit 3.1 hereto and is incorporated by reference herein.

A copy of the Company’s Amended and Restated By-Laws is filed as Exhibit 3.2 hereto, and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

No.	Description

2.1	Agreement and Plan of Merger, dated as of December 7, 2009, by and among Green Mountain Coffee Roasters, Inc., Pebbles Acquisition Sub, Inc. and Diedrich Coffee, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 8, 2009)

3.1.	Amended and Restated Certificate of Incorporation of Diedrich Coffee, Inc.

3.2.	Amended and Restated By-Laws of Diedrich Coffee, Inc.

99.1.	Stockholder Agreement, dated as of December 7, 2009, by and between Green Mountain Coffee Roasters, Inc. and Paul C. Heeschen (incorporated by reference to Exhibit 99.3 of the Current Report on Form 8-K filed on December 8, 2009)

99.2.	Form of Stockholder Agreement, dated as of December 7, 2009, by and between Green Mountain Coffee Roasters, Inc. and those certain directors and executive officers of Diedrich Coffee, Inc. party thereto (incorporated by reference to Exhibit 99.4 of the Current Report on Form 8-K filed on December 8, 2009)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diedrich Coffee, Inc.

Date: May 11, 2010	By:	/s/ R. Scott McCreary
		Name:	R. Scott McCreary
		Title:	President

EXHIBIT INDEX

No.	Description

2.1	Agreement and Plan of Merger, dated as of December 7, 2009, by and among Green Mountain Coffee Roasters, Inc., Pebbles Acquisition Sub, Inc. and Diedrich Coffee, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 8, 2009)

3.1.	Amended and Restated Certificate of Incorporation of Diedrich Coffee, Inc.

3.2.	Amended and Restated By-Laws of Diedrich Coffee, Inc.

99.1.	Stockholder Agreement, dated as of December 7, 2009, by and between Green Mountain Coffee Roasters, Inc. and Paul C. Heeschen (incorporated by reference to Exhibit 99.3 of the Current Report on Form 8-K filed on December 8, 2009)

99.2.	Form of Stockholder Agreement, dated as of December 7, 2009, by and between Green Mountain Coffee Roasters, Inc. and those certain directors and executive officers of Diedrich Coffee, Inc. party thereto (incorporated by reference to Exhibit 99.4 of the Current Report on Form 8-K filed on December 8, 2009)